Exhibit 99.1

COLUMBIA SPORTSWEAR COMPANY ANNOUNCES RESIGNATION OF FRANCO FOGLIATO, EXECUTIVE VICE PRESIDENT, GLOBAL OMNI-CHANNEL

Portland, Ore. — Columbia Sportswear Company (Nasdaq: COLM, “Columbia,” the “Company”), a leading innovator in active outdoor apparel, footwear, accessories and equipment industries, today announced Franco Fogliato, Executive Vice President, Global Omni-Channel, has notified the Company of his intent to resign from his position, effective after a brief transition period ending September 3, 2021.

Timothy Boyle, Columbia Sportswear Company’s Chief Executive Officer stated, “During his tenure at Columbia, Franco helped power growth in the Columbia brand, bringing us to a record of $3 billion in net sales in 2019. His understanding of markets and the dynamic nature of how our consumers are interacting with our products has been key to the success of the company in recent years. He has been a guiding force for our company, and he will be missed.”

About Columbia Sportswear Company

Columbia Sportswear Company connects active people with their passions through its portfolio of well-known brands, making it a global leader in outdoor, active and everyday lifestyle apparel, footwear, accessories, and equipment products. Founded in 1938 in Portland, Oregon, the Company’s brands are sold in approximately 90 countries. In addition to the Columbia® brand, Columbia Sportswear Company also owns the Mountain Hard Wear®, SOREL® and prAna® brands. To learn more, please visit the Company’s websites at www.columbia.com, www.mountainhardwear.com, www.sorel.com, and www.prana.com.

Media Contact:
Mary Ellen Glynn
Director of Corporate Communications
Columbia Sportswear Company
mglynn@columbia.com